Filed Pursuant to Rule 433

Registration No. 333-202524

February 3, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

Linked to a basket of 5 Reference Stocks (the “Reference Asset”)

▶	7 Year Income Plus Notes with a 1.00% Minimum Annual Coupon

▶	Annual coupons based on the performance of every Reference Stock, subject to the Minimum Coupon Rate and the Performance-Based Coupon Rate

▶	Repayment of principal at maturity

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The 7 Year Income Plus Notes (the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, beginning on page S-1 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $900 and $960 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.00% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per security
Term	7 years
Reference Asset

The five Reference Stocks, which are common stocks of the following companies:

• The Boeing Company

• Cisco Systems, Inc.

• McDonald’s Corporation

• Pfizer, Inc.

• Wal-Mart Stores, Inc.

For more information, see page FWP-3

Coupon

The Coupon on each Coupon Payment Date for the Notes will be variable and be calculated as follows:
If every Reference Stock Return on the Coupon Valuation Date is greater than or equal to zero, you will receive: $1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

If any Reference Stock Return on the Coupon Valuation Date is less than zero, you will receive: $1,000 x Minimum Coupon Rate

Minimum Coupon Rate	See page FWP-3
Performance Based Coupon Rate	See page FWP-3
Coupon Valuation Dates	See page FWP-4
Coupon Payment Dates	See page FWP-4
Pricing Date	February 23, 2017
Trade Date	February 23, 2017
Original Issue Date	February 28, 2017
Maturity Date	February 29, 2024

1 As more fully described beginning on page FWP-3.

The Notes

For investors who seek full repayment of principal at maturity, subject to the credit risk of HSBC, and believe all of the Reference Stocks will appreciate or remain the same during the term of the Notes.

If every Reference Stock Return is greater than or equal to zero on any Coupon Valuation Date, the Coupon will equal the Performance-Based Coupon Rate plus the Minimum Coupon Rate, multiplied by the Principal Amount. If the Reference Stock Return of any Reference Stock is less than zero on any Coupon Valuation Date, the Coupon will equal the Minimum Coupon Rate multiplied by the Principal Amount.

Minimum and Performance-Based Coupon Rates		Potential Annual Coupon[2]	CUSIP / ISIN
Minimum	Performance- Based[1]
1.00%	8.00%	9.00%	40433UN51 / US40433UN519

1 The actual rate will be determined on the Trade Date and fixed for the duration of the Notes. The rate set on Trade Date will not be less than the rate indicated above and may be greater subject to market conditions on that day. Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the Coupon Valuation Date being greater than or equal to its Initial Price.

2 The Minimum Coupon Rate and Performance-Based Coupon Rate (to be determined on the Trade Date) are shown together.

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HSBC USA Inc. 7 Year Income Plus Notes

Linked to a Basket of 5 Reference Stocks

This free writing prospectus relates to an offering of Notes linked to a basket of five common stocks (each, a “Reference Stock” and together, the “Reference Stocks”). The Notes will have the terms described in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. with annual coupons linked to the performance of the Reference Stocks as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Coupon Rates		Potential Annual COUPON	CUSIP/ ISIN
Minimum Coupon Rate	Performance-Based Coupon Rate[1]	Minimum Coupon Rate or Combined Return[2]
1.00%	8.00%[1]	1.00% or 9.00%	40433UN51 / US40433UN519

1 The actual rate will be determined on the Trade Date and fixed for the duration of the Note. The rate set on Trade Date will not be less than the rate indicated above and maybe greater subject to market conditions on that day. Payment of any Performance-Based Coupon Rate is subject to the Final Price of each Reference Stock on the Coupon Valuation Date being greater than or equal to its Initial Price.

2 The Minimum Coupon Rate and Performance-Based Coupon Rate (to be determined on the Trade Date) are shown together.

Reference Stocks:	The common stocks of the following companies (the “Reference Stock Issuers”):
Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Industry	Initial Price[1]	Market Capitalization[2] (in billions)
The Boeing Company	BA	NYSE	Aerospace & Defense	$[ ]	$101.20
Cisco Systems, Inc.	CSCO	NASDAQ	Communications Equipment	$[ ]	$153.91
McDonald’s Corporation	MCD	NYSE	Hotels, Restaurants & Leisure	$[ ]	$101.63
Pfizer, Inc.	PFE	NYSE	Pharmaceuticals	$[ ]	$191.79
Wal-Mart Stores, Inc.	WMT	NYSE	Food & Staples Retailing	$[ ]	$205.75

1 For each Reference Stock, the Official Closing Price of such Reference Stock on the Pricing Date.

2 Market capitalization (in billions) as of February 1, 2017. Source: Bloomberg L.P.

Payment at Maturity:	For each Note, the Principal Amount plus the final Coupon due on the Maturity Date.
Coupon:

With respect to each Coupon Payment Date, for each $1,000 Principal Amount, the Coupon will be calculated as follows:

On the applicable Coupon Valuation Date, if the Reference Stock Return for every Reference Stock is greater than or equal to zero, you will receive:

$1,000 x (Performance-Based Coupon Rate + Minimum Coupon Rate)

On the applicable Coupon Valuation Date, if the Reference Stock Return for any Reference Stock is less than zero, you will receive:

$1,000 x Minimum Coupon Rate

Reference Stock Return:	For each Reference Stock, on any Coupon Valuation Date: Final Price — Initial Price Initial Price
Minimum Coupon Rate:	The per annum Minimum Coupon Rate, as indicated above
Performance-Based Coupon Rate:	The per annum Performance-Based Coupon Rate, as indicated above

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Coupon Valuation Dates:

Coupon Valuation Date*

February 23, 2018

February 25, 2019

February 25, 2020

February 23, 2021

February 23, 2022

February 23, 2023

February 26, 2024

* Subject to adjustment as described under “Additional Terms of the Notes — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.

Coupon Payment Dates:	Coupon Payment Date** February 28, 2018 February 28, 2019 February 28, 2020 February 26, 2021 February 28, 2022 February 28, 2023 February 29, 2024 (the expected Maturity Date) **Expected.
Initial Price:	The Official Closing Price (as defined below) of the respective Reference Stock as determined by the calculation agent on the Pricing Date.
Final Price:	The Official Closing Price of the respective Reference Stock on the relevant Coupon Valuation Date, adjusted as described under “Additional Terms of the Notes — Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price will be the relevant official price of one share of such Reference Stock on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange, as further described under “Additional Terms of the Notes — Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
Trade Date:	February 23, 2017
Pricing Date:	February 23, 2017
Original Issue Date:	February 28, 2017
Maturity Date:	3 scheduled business days after the final Coupon Valuation Date, and expected to be February 29, 2024. The Maturity Date is subject to adjustment as described under “Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value for the Notes will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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General

This free writing prospectus relates to an offering of Notes linked to the Reference Stocks. The purchaser of the Notes will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the Notes relate to the Reference Stocks identified on FWP-3, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you your Principal Amount plus the final Coupon due on the Maturity Date.

Coupons

On each Coupon Payment Date, we will pay you the relevant Coupon relating to the Notes. The Coupon will vary, will be calculated on the relevant Coupon Valuation Date and will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate (to be determined on the Trade Date) plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for every Reference Stock is equal to or greater than zero, the Coupon will be the Performance-Based Coupon Rate plus the Minimum Coupon Rate. If, on a Coupon Valuation Date, the Reference Stock Return for any Reference Stock is less than zero, the Coupon will be the Minimum Coupon Rate. The Coupon Payment Dates and the Maturity Date are subject to adjustment, as described under “Additional Terms of the Notes — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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Investor Suitability

The Notes may be suitable for you if:

▶   You seek an investment that provides a full repayment of principal, subject to the credit risk of HSBC, if held to maturity, and an annual Coupon at a rate, based on the performance of each Reference Stock, that will be equal to the Minimum Coupon Rate or, if applicable, the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶   You believe the prices of all of the Reference Stocks will generally increase or remain equal to their Initial Prices over the term of the Notes.

▶   You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶   You believe the Coupon on the Coupon Payment Dates will be an amount sufficient to provide you with a satisfactory return on your investment.

▶   You are comfortable receiving only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶   You are willing to invest in the Notes based on the sum of the Performance-Based Coupon Rate plus the Minimum Coupon Rate, which will limit your Coupon on any Coupon Payment Date.

▶   You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

▶   You do not seek an investment for which there is an active secondary market.

▶   You are willing to hold the Notes to maturity.

▶   You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶   You seek an investment where the return is based on the actual performance of the Reference Stocks and is not limited to the sum of the Minimum Coupon Rate and the Performance-Based Coupon Rate.

▶   You believe the prices of one or more of the Reference Stocks will decrease over the term of the Notes.

▶   You are unwilling to receive only the Principal Amount of your Notes at maturity plus the Coupon that will not be less than the Minimum Coupon Rate or greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

▶   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶   You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

▶   You seek an investment for which there will be an active secondary market.

▶   You are unable or unwilling to hold the Notes to maturity.

▶   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The rate for the annual Coupon is uncertain and may be as low as the Minimum Coupon Rate.

The rate for of the annual Coupon that you will receive is not fixed and will depend on the performance of each Reference Stock on the respective Coupon Valuation Dates. If the Reference Stock Return of any Reference Stock is less than zero on a Coupon Valuation Date, you will receive a Coupon at a rate equal to the Minimum Coupon Rate on the Coupon Payment Date. The Minimum Coupon Rate is specified on page FWP-3.

You will not directly participate in any appreciation in the value of Reference Stocks and your Coupon is limited to the Performance-Based Coupon Rate plus the Minimum Coupon Rate.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead, you will receive annual Coupons based upon the formula described under the captions “Coupon,” “Minimum Coupon Rate” and “Performance-Based Coupon Rate” on page FWP-3. The Coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate. Regardless of the extent to which the prices of the Reference Stocks appreciate, the Coupon will not exceed the Performance-Based Coupon Rate plus the Minimum Coupon Rate. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks relevant to your Notes.

The amount payable on the Notes is not linked to the price of the Reference Stocks at any time other than on the Coupon Valuation Dates.

The return on the Notes will be based on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Stocks appreciates prior to the applicable Coupon Valuation Date but then decreases on that day to a price that is at or below the Initial Price, the Coupon payable will be limited to the Minimum Coupon Rate, and will be less than it would have been had the Notes been linked to the price of the Reference Stocks prior to that decrease. Although the actual price of the Reference Stocks on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stocks on any Coupon Valuation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stocks on the applicable Coupon Valuation Dates.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupons or return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models

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rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 16 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in the Notes, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Description of the Reference Stocks

the boeing company (BA)

Description of The Boeing Company

The Boeing Company, together with its subsidiaries, develops, produces, and markets commercial jet aircraft, as well as provides related support services to the commercial airline industry worldwide. The company also researches, develops, produces, modifies, and supports information, space, and defense systems, including military aircraft, helicopters and space and missile systems. Information filed by BA with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00442 or its CIK Code: 0000012927.

Historical Performance of The Boeing Company

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through February 1, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	86.98	72.45	74.37	December 31, 2012	76.20	69.53	75.36
June 30, 2008	87.07	65.72	65.72	March 28, 2013	86.62	73.65	85.85
September 30, 2008	69.26	55.47	57.35	June 28, 2013	104.08	84.09	102.44
December 31, 2008	56.62	37.11	42.67	September 30, 2013	119.38	101.47	117.50
March 31, 2009	46.31	29.36	35.58	December 31, 2013	138.36	114.47	136.49
June 30, 2009	52.83	35.44	42.50	March 31, 2014	144.37	121.40	125.49
September 30, 2009	54.62	39.04	54.15	June 30, 2014	138.25	122.07	127.23
December 31, 2009	56.05	47.22	54.13	September 30, 2014	129.74	118.34	127.38
March 31, 2010	74.11	54.13	72.61	December 31, 2014	134.81	120.19	129.98
June 30, 2010	75.59	60.11	62.75	March 31, 2015	158.31	127.53	150.08
September 30, 2010	69.69	60.76	66.54	June 30, 2015	154.38	138.72	138.72
December 31, 2010	71.66	62.50	65.26	September 30, 2015	148.49	125.49	130.95
March 31, 2011	73.93	65.26	73.93	December 31, 2015	149.40	130.61	144.59
June 30, 2011	79.95	71.25	73.93	March 31, 2016	141.07	108.44	126.94
September 30, 2011	75.99	57.41	60.51	June 30, 2016	137.08	122.70	129.87
December 30, 2011	74.29	58.25	73.35	September 30, 2016	135.96	126.70	131.74
March 30, 2012	76.34	72.56	74.37	December 31, 2016	157.81	132.25	155.68
June 29, 2012	77.27	67.24	74.30	February 1, 2017*	169.12	156.97	163.97
September 28, 2012	75.51	69.38	69.62

* This pricing supplement includes information for the first calendar quarter of 2017 for the period from January 1, 2017 through February 1, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the daily performance of BA’s common stock from January 1, 2008 through February 1, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

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cisco systems, inc. (csco)

Description of International Cisco Systems, Inc.

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Information filed by CSCO with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18225 or its CIK Code: 0000858877.

Historical Performance of Cisco Systems, Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through February 1, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	27.07	22.86	24.09	December 31, 2012	20.39	16.82	19.65
June 30, 2008	27.54	23.11	23.26	March 28, 2013	21.94	19.65	20.91
September 30, 2008	24.91	21.04	22.56	June 28, 2013	24.82	20.38	24.31
December 31, 2008	22.56	14.47	16.30	September 30, 2013	26.37	23.31	23.42
March 31, 2009	17.79	13.62	16.77	December 31, 2013	23.99	20.24	22.45
June 30, 2009	20.10	16.77	18.64	March 31, 2014	22.85	21.35	22.41
September 30, 2009	23.66	18.13	23.54	June 30, 2014	25.04	22.41	24.85
December 31, 2009	24.38	22.67	23.94	September 30, 2014	25.98	24.43	25.17
March 31, 2010	26.65	22.47	26.03	December 31, 2014	28.46	22.82	27.82
June 30, 2010	27.57	21.31	21.31	March 31, 2015	30.19	26.37	27.53
September 30, 2010	24.77	20.05	21.90	June 30, 2015	29.76	27.13	27.46
December 31, 2010	24.51	19.07	20.23	September 30, 2015	29.03	24.62	26.25
March 31, 2011	22.06	17.00	17.15	December 31, 2015	29.36	25.73	27.16
June 30, 2011	18.07	14.85	15.61	March 31, 2016	28.47	22.51	28.47
September 30, 2011	16.67	13.73	15.49	June 30, 2016	29.22	26.21	28.69
December 30, 2011	19.12	15.19	18.08	September 30, 2016	31.87	28.33	31.72
March 30, 2012	21.15	18.08	21.15	December 31, 2016	31.70	29.25	30.22
June 29, 2012	21.20	15.97	17.17	February 1, 2017*	30.98	29.98	30.50
September 28, 2012	19.73	15.14	19.09

* This pricing supplement includes information for the first calendar quarter of 2017 for the period from January 1, 2017 through February 1, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the daily performance of CSCO’s common stock from January 1, 2008 through February 1, 2017 based on information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-10

mcdonald’s corporation (mcd)

Description of McDonald’s Corporation

McDonald's Corporation franchises and operates fast-food restaurants in the global restaurant industry. The company's restaurants serve a variety of value-priced menu products in countries around the world. Information filed by MCD with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05231 or its CIK Code: 000063908.

Historical Performance of McDonald’s Corporation

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through February 1, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	58.91	50.75	55.77	December 31, 2012	94.09	84.05	88.21
June 30, 2008	61.17	55.40	56.22	March 28, 2013	99.69	88.21	99.69
September 30, 2008	65.95	56.22	61.70	June 28, 2013	103.59	96.42	99.00
December 31, 2008	63.66	51.55	62.19	September 30, 2013	101.58	94.36	96.21
March 31, 2009	63.75	50.86	54.57	December 31, 2013	98.92	93.27	97.03
June 30, 2009	60.99	52.40	57.49	March 31, 2014	98.78	93.02	98.03
September 30, 2009	58.82	54.23	57.07	June 30, 2014	103.53	97.01	100.74
December 31, 2009	64.53	56.61	62.44	September 30, 2014	101.07	91.09	94.81
March 31, 2010	67.35	61.45	66.72	December 31, 2014	97.17	88.46	93.70
June 30, 2010	71.52	65.87	65.87	March 31, 2015	100.25	88.78	97.44
September 30, 2010	76.08	65.87	74.51	June 30, 2015	100.68	94.30	95.07
December 31, 2010	80.34	74.51	76.76	September 30, 2015	101.10	91.21	98.53
March 31, 2011	76.76	72.67	76.09	December 31, 2015	120.07	98.53	118.14
June 30, 2011	84.57	75.99	84.32	March 31, 2016	125.83	115.12	125.68
September 30, 2011	90.79	82.11	87.82	June 30, 2016	131.60	116.30	120.34
December 30, 2011	100.81	85.83	100.33	September 30, 2016	128.26	114.44	115.36
March 30, 2012	101.74	95.55	98.10	December 31, 2016	123.72	110.57	121.72
June 29, 2012	99.40	86.32	88.53	February 1, 2017*	123.02	119.48	122.42
September 28, 2012	93.71	87.15	91.75

* This pricing supplement includes information for the first calendar quarter of 2017 for the period from January 1, 2017 through February 1, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the daily performance of MCD’s common stock from January 1, 2008 through February 1, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-11

pfizer, inc. (pfe)

Description of Pfizer, Inc.

Pfizer Inc. is a research-based, global pharmaceutical company that discovers, develops, manufactures, and markets healthcare products worldwide. The company's products include medicines, vaccines, medical devices, and consumer healthcare products. Information filed by PFE with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03619 or its CIK Code: 0000078003.

Historical Performance of Pfizer, Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from March 17, 2008 through February 1, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	24.08	20.50	20.93	December 31, 2012	26.04	23.66	25.08
June 30, 2008	21.51	17.17	17.47	March 28, 2013	28.86	25.08	28.86
September 30, 2008	19.97	17.17	18.44	June 28, 2013	31.08	27.23	28.01
December 31, 2008	19.00	14.45	17.71	September 30, 2013	29.67	27.65	28.71
March 31, 2009	18.27	11.66	13.62	December 31, 2013	32.20	28.24	30.63
June 30, 2009	15.34	13.04	15.00	March 31, 2014	32.75	29.66	32.12
September 30, 2009	16.86	14.20	16.55	June 30, 2014	32.40	29.02	29.68
December 31, 2009	18.85	16.15	18.19	September 30, 2014	30.96	28.04	29.57
March 31, 2010	20.00	16.91	17.15	December 31, 2014	32.09	27.70	31.15
June 30, 2010	17.29	14.26	14.26	March 31, 2015	35.05	31.15	34.79
September 30, 2010	17.41	14.14	17.17	June 30, 2015	35.44	33.46	33.53
December 31, 2010	17.79	16.29	17.51	September 30, 2015	36.15	30.82	31.41
March 31, 2011	20.38	17.51	20.31	December 31, 2015	35.45	31.33	32.28
June 30, 2011	21.45	19.79	20.60	March 31, 2016	32.28	28.56	29.64
September 30, 2011	20.78	16.66	17.68	June 30, 2016	35.31	29.64	35.21
December 30, 2011	21.83	17.33	21.64	September 30, 2016	37.31	33.32	33.87
March 30, 2012	22.66	20.95	22.66	December 31, 2016	33.90	29.89	32.48
June 29, 2012	23.08	21.60	23.00	February 1, 2017*	33.61	31.15	31.67
September 28, 2012	24.96	22.34	24.85

* This pricing supplement includes information for the first calendar quarter of 2017 for the period from January 1, 2017 through February 1, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the daily performance of PFE’s common stock from March 17, 2008 through February 1, 2017 based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of the future performance of the Reference Stock.

FWP-12

WAL-MART STORES, INC. (WMT)

Description of Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company's discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. Walmart's markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally. Information filed by WMT with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06991 or its CIK Code: 0000104169.

Historical Performance of Wal-Mart Stores, Inc.

The following table sets forth the quarterly high and low, as well as end-of-quarter, closing prices, on the relevant exchange, of the Reference Stock for each quarter in the period from January 1, 2008 through February 1, 2017. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	53.62	45.72	52.68	December 31, 2012	77.15	67.61	68.23
June 30, 2008	59.80	52.68	56.20	March 28, 2013	74.85	68.23	74.83
September 30, 2008	63.17	56.02	59.89	June 28, 2013	79.86	73.03	74.49
December 31, 2008	59.89	49.67	56.06	September 30, 2013	78.77	72.38	73.96
March 31, 2009	57.18	46.42	52.10	December 31, 2013	81.21	71.87	78.69
June 30, 2009	53.80	47.87	48.44	March 31, 2014	78.91	72.66	76.43
September 30, 2009	51.88	47.57	49.09	June 30, 2014	79.76	74.91	75.07
December 31, 2009	54.96	49.00	53.45	September 30, 2014	77.51	73.34	76.47
March 31, 2010	55.99	52.61	55.60	December 31, 2014	87.54	73.82	85.88
June 30, 2010	55.60	48.07	48.07	March 31, 2015	90.47	80.69	82.25
September 30, 2010	54.08	48.00	53.52	June 30, 2015	82.25	70.93	70.93
December 31, 2010	55.36	53.25	53.93	September 30, 2015	73.88	63.10	64.84
March 31, 2011	57.57	51.37	52.05	December 31, 2015	66.93	56.42	61.30
June 30, 2011	56.06	52.05	53.14	March 31, 2016	68.80	60.84	68.49
September 30, 2011	54.52	48.41	51.90	June 30, 2016	73.02	63.15	73.02
December 30, 2011	59.99	51.90	59.76	September 30, 2016	74.30	70.30	72.12
March 30, 2012	62.48	58.46	61.20	December 31, 2016	72.01	67.39	69.12
June 29, 2012	69.72	57.36	69.72	February 1, 2017*	69.21	65.66	66.23
September 28, 2012	75.14	69.35	73.80

* This pricing supplement includes information for the first calendar quarter of 2017 for the period from January 1, 2017 through February 1, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

The graph below illustrates the daily performance of WMT’s common stock from January 1, 2008 through February 1, 2017 based on information from the Bloomberg Professional® service. Past performance of the Reference Stock is not indicative of its future performance.

FWP-13

Illustrative ExampleS

The following examples are provided for illustrative purposes only and are hypothetical. These examples are representative of only a few possible scenarios concerning increases or decreases in the prices of the Reference Stocks relative to their Initial Prices and how those increases and decreases affect the Coupons payable on the Notes. We cannot predict the Official Closing Prices of the Reference Stocks on the Coupon Valuation Dates. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and you should not take these examples as an indication or assurance of the expected performance of the Reference Stocks or the return on the Notes. The total payment you receive over the term of the Notes may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The examples below illustrate the Coupon Payments on a $1,000 investment in the Notes for a hypothetical range of performance for the Reference Stocks. The following results are based solely on the assumptions outlined below. The potential returns described here show potential valuations for different Coupon Valuation Dates during the term of the Notes. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing below have been rounded for ease of analysis.

Principal Amount:	$1,000

Hypothetical Minimum	1.00%
Coupon Rate:

Hypothetical	8.00%
Performance-Based
Coupon Rate:

The actual Initial Value and Performance-Based Coupon Rate will be determined on the Pricing Date.

Example 1: The Reference Stock Return for each Reference Stock is greater than or equal to zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
BA	12.00%
CSCO	2.50%
MCD	5.00%
PFE	1.00%
WMT	2.00%

Minimum Coupon Rate =	1.00%
Performance-Based Coupon Rate =	8.00%
Coupon =	$90.00

Explanation for Example 1

As illustrated above, the hypothetical Reference Stock Return for each of the five Reference Stocks is greater than or equal to zero. Therefore, even though the hypothetical Reference Stock Return for one of the Reference Stocks is greater than the Performance-Based Coupon Rate plus the Minimum Coupon Rate, the payment will be limited to the hypothetical Performance-Based Coupon Rate of 8.00% plus the hypothetical Minimum Coupon Rate of 1.00%. Therefore, you receive a Coupon of $90.00 on the applicable Coupon Payment Date.

FWP-14

Example 2: The Reference Stock Return for one of the five Reference Stocks is less than zero on the Coupon Valuation Date

Reference Stock	Hypothetical Reference Stock Return
BA	12.00%
CSCO	5.00%
MCD	5.00%
PFE	0.00%
WMT	-4.00%

Minimum Coupon Rate =	1.00%
Coupon =	$10.00

Explanation for Example 2

As illustrated above, the hypothetical Reference Stock Return of four of the five of the Reference Stocks (BA, CSCO, MCD and PFE) is greater than or equal to zero. However, the Reference Stock Return of 1 of the 5 Reference Stocks (WMT) is less than zero. Because the Reference Stock Return is less than zero for one of the Reference Stocks, the Coupon will equal the Minimum Coupon Rate. Therefore, you receive a Coupon of $10.00 on the applicable Coupon Payment Date.

FWP-15

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the principal amount of the Notes will be payable, together with any accrued but unpaid interest payable.  In such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Coupon Valuation Date for purposes of determining the Coupon payable, and the accelerated maturity date will be three business days after the accelerated Coupon Valuation Date. If a Market Disruption Event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Coupon Valuation Date for that Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Coupon Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sales of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.00% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-16

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. We intend to treat the Notes as variable rate debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes as variable rate debt instruments for all U.S. federal income tax purposes and, based on certain factual representations received from us, in the opinion of Morrison & Foerster LLP, our special U.S. tax counsel, it is reasonable to treat the Notes as variable rate debt instruments. Assuming the Notes are treated as variable rate debt instruments, Coupons paid on the Notes generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with your regular method of accounting for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Notes that are VRDIs” in the accompanying prospectus supplement. In general, gain or loss realized on the sale, exchange or other disposition of the Notes will be capital gain or loss.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018. Based on HSBC Bank’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting any Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of any Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$          7 Year Income Plus Notes with a 1.00% Minimum Annual Coupon

February 3, 2017

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Description of the Reference Stocks.	FWP-9
Illustrative Examples	FWP-14
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58